EXHIBIT ITEM 32.1

SECTION 906 CERTIFICATION

The certification set forth below is being submitted to the Securities and Exchange Commission solely for the purpose of complying with Section 1350 of Chapter 63 of Title 18 of the United States Code.

May 13, 2008

Charles T. Chrietzberg, Jr., the Chief Executive Officer of Northern California Bancorp, Inc. certifies:

a.               that this quarterly report  on Form 10-QSB for the period ended March 31, 2008 fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.              that information contained in this Form 10-QSB for the period ended March 31, 2008 fairly presents, in all material respects, the financial condition and results of operations of Northern California Bancorp, Inc.

/s/ Charles T. Chrietzberg, Jr.
Charles T. Chrietzberg, Jr.
Chief Executive Officer
and President